Exhibit 99.1
Bovie Medical Reports Second Quarter 2014 Results

Second Quarter 2014 Highlights
●	Sales increased 15% year-on-year to $6.9 million
●	Adjusted1 gross margin expanded to 39.2%
●	Adjusted2 operating loss was $520,000 versus $609,000 in the previous year

J-Plasma® Update
●	Q2 sales of $15,000; July orders exceeded $50,000
●	Surgeon pipeline grows to 98, from approximately 50 at end of Q1
●	Product in use at more than 40 sites
●	Secured contract with one of the top 10 Integrated Delivery Networks (IDNs) in the country

CLEARWATER, Fl. – August 5, 2014- Bovie Medical (NYSE:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, announced results for the second quarter ended June 30, 2014.

Management Comment

“We continued to make significant progress in all aspects of the business during the second quarter,” said Robert L. Gershon, Chief Executive Officer. “We achieved double-digit revenue growth, which drove a 230 basis point increase in adjusted gross margin, demonstrating the potential of our core business and providing important support for the commercialization of our J-Plasma® product.

“Our core business grew 2.8% year-on-year, and we executed on our strategy of adding new products to our portfolio with the announced launch of Derm 101 and 102, for office-based practitioners.  These Bovie branded products represent the first new core product launches in several years, and we see multiple opportunities to leverage our significant brand equity to drive further revenue growth.

“The OEM business showed positive comparisons, increasing by a factor of four over last year’s second quarter, which was impacted by contract expirations.  This is a scalable business with additional profit potential, and we plan to grow it judiciously so as to optimize our resources to meet projected demand for both our core business products and J-Plasma®.

“We continued to make progress on the commercialization of J-Plasma®. At the end of the second quarter, J-Plasma® was in use at over 40 sites, up from 25 sites at the end of the first quarter, and the number of surgeons using the product increased to more than 60 from 40. Sales in the second quarter reflected timing issues associated with sales cycles for hospital based products as well as the continued build-up and training of our sales team. We succeeded in capturing orders of over $50,000 in July, and importantly, our surgeon pipeline continues to expand, increasing to 98 from approximately 50 at the end of the first quarter, and 12 at the end of 2013.
______________________________
1 Excluding impact of $843,000 inventory adjustment charge in 2Q14; see page 4 for additional disclosure

2 Excluding $843,000 inventory adjustment charge and $383,000 of expenses related to CFO transition and other charges in 2Q14 and $1.0 million legal award in 2Q13; see page 4 for additional disclosure pipeline continues to expand, increasing to 98 from approximately 50 at the end of the first quarter, and 12 at the end of 2013.

“In July, we were awarded an important contract with a mid-western Integrated Delivery Network (IDN) that is consistently rated among the top 10 systems by U.S. News & World Report.  This is a complex contract that will take some time to fully implement, but it gives us the opportunity to sell J-Plasma® into each of the 13 hospitals that comprise the system,” noted Mr. Gershon.

Second Quarter 2014 Results

Second quarter sales were $6.9 million, a 14.9% increase over the $6.0 million reported in last year’s second quarter. Sales of distributed and branded products were $6.0 million, up 2.8% from the $5.8 million reported for the second quarter of 2013. Sales of OEM products were $961,000, significantly higher than the $223,000 of last year’s second quarter, reflecting higher demand from existing customers. Sales of J-Plasma® were $15,000 for the period.

The Company incurred an inventory write-down of $843,000 in the second quarter primarily related to the commercialization of J-Plasma® and other legacy items in our Core business. As a result, gross profit was $1.9 million compared to $2.2 million in the second quarter of 2013. Adjusted gross margin, which excludes the impact of the write-down, was 39.2%; including the impact, gross margin was 27.0% compared to 36.9% in the prior year. The operating loss in the second quarter was $1.7 million, essentially flat with the second quarter of 2013. The adjusted operating loss, which excludes the previously-mentioned inventory write-down and $383,000 related to CFO transition and other charges, was $520,000 compared to an adjusted operating loss of $609,000 in the prior year which excludes the $1.0 million impact of a legal award.

The Company recorded a non-cash gain of $1.5 million related to the mark-to-market accounting for the fair value of issued common stock purchase warrants.  As a result, the Company reported net income for the period of $251,000 with $29,000 attributable to common shareholders.  This translated into $0.00 per basic share and a loss of $0.07 per diluted share of common stock compared to a net loss of $1.1 million, or $0.06 per basic and diluted share of common stock in last year’s second quarter. Exclusive of this non-cash gain and other non-GAAP operating charges in 2Q14 and the $1.0 million legal award in 2Q13, the Company would have reported a net loss of $0.03 per basic and diluted share of common stock in line with the loss of $0.03 per basic and diluted share of common stock from a year earlier.

Recent Development

●
Mr. John C. Andres, JD, was elected to the Bovie Board of Directors at the Annual Meeting held on July 17, 2014.  Mr. Andres has over 30 years of experience in the medical device industry, specializing in patent/business strategy development and execution.  Most recently, he was a partner of Hawk Healthcare, LLC and previously helped found K2M, Inc. Prior to that, Mr. Andres held various legal and strategic business development positions at the Surgical Division of Tyco Healthcare Group, LLP, now Covidien, Plc and its predecessor, United States Surgical Corporation.

Summary and Outlook

“This was another quarter of solid achievement for Bovie Medical. The commercialization of J-Plasma® is proceeding on schedule, and we continue to take advantage of growth opportunities within our core business. Below is an update on some of our key objectives for 2014:

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In line with the Company’s objective to generate strong clinical data and publications, Bovie announced the publication of the first two independent white papers on J-Plasma®, authored by surgeons at a women’s health center in Nevada.  The first paper tracks J-Plasma’s® effect on tissue compared to the effects of Argon, monopolar cautery, and CO2 laser, and the second analyzes the versatility of the J-Plasma® product’s power settings. A third white paper, which is scheduled for publication in the third quarter, will examine the pre and post-procedural results on facial wrinkles, and at least two more white papers are scheduled to be published by the end of 2014.  This initiative is expected to greatly assist in the sell-in efforts with Value Analysis Committees at hospital customers.

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The Company has scheduled surgeon trainings in Portland, St. Louis, Las Vegas and New York during the third quarter. As more surgeons express interest in J-Plasma®, we will increase our training program schedule to facilitate adoption of the technology.

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Bovie’s current sales force is comprised of five direct salespeople, 28 independent manufacturers’ representatives and one clinical specialist to drive adoption of the J-Plasma® device. In August, the Company will conduct a 3-day intensive clinical and product training seminar in Tampa that will include certification and will provide the collateral materials needed to move forward with an efficient and focused sales campaign.

●
The Derm 101 and 102 products began shipping at the end of July.  These efficient and economical high frequency desiccators will allow medical practitioners including family physicians, pediatricians, general dermatologists and nurse practitioners to perform minor skin procedures.

●
To increase awareness of Bovie Medical and J-Plasma®, the Company has launched a new branding and marketing campaign, which includes new print advertisements and sales materials as well as videos on the Company’s website of actual procedures using J-Plasma®. In addition, Bovie will be redesigning its website.

“We are entering the second half of 2014 with positive momentum. J-Plasma® is gaining recognition by an increasing number of surgeons in our initial targeted markets of gynecology, dermatology and plastic surgery, and we have been able to attract top-notch sales talent to execute its broader roll-out. Thus, we expect to see progressive improvement in the second half of 2014 across the key metrics that relate to the J-Plasma® ramp, with the major positive financial impact to begin in 2015. At the same time, we are developing strategies to leverage our market leadership in electrosurgical products to capture additional profitable revenue growth,” concluded Mr. Gershon.

Use of non-GAAP financial measures

In this press announcement, management has disclosed financial measurements that present financial information not in accordance with Generally Accepted Accounting Principles (GAAP).  These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company's ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Adjusted non-GAAP income from operations, adjusted non-GAAP net income and adjusted non-GAAP income per diluted share measure the income from operations, net income and income per diluted share of the company excluding unusual items.  Management uses and presents these measures because management believes that such adjustments facilitate an understanding of the financial impact of unusual items on the company's short- and long-term financial trends.  Management also uses adjusted non-GAAP items to forecast and to evaluate the operational performance of the company, as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly-titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Conference Call

Bovie Medical will host a conference call on Tuesday, August 5th, at 4:30 pm Eastern Time to discuss first quarter results and latest corporate developments. To listen to the call by phone, interested parties within the U.S. should call 1-877-317-6789. International callers should call 1-412-317-6789. All callers should ask for the Bovie Medical Corporation conference call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://services.choruscall.com/links/bvx140805.html. A replay of the call will be available approximately one hour after the end of the call through September 5, 2014. The replay will be available via Bovie Medical Corporation’s website.

Investor Relations Contacts:
MBS Value Partners
Lynn Morgen and Hugh Collins
212.750.5800
Investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Reports on Form 10-K/A for the year ended December 31, 2013.  For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Bovie Medical Corporation
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2014 and 2013
(UNAUDITED) (in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014		2013	2014		2013

Sales	$ 6,945		$ 6,042	$ 13,427		$ 11,738
Cost of Sales	5,068		3,812	8,793		7,357
Gross Profit	1,877		2,230	4,634		4,381
	27.0%		36.9%	34.5%		37.3%
Costs and Expenses:
Research & Development	318		314	651		647
Professional services	287		383	544		836
Salaries and related costs	1,419		999	2,326		1,818
Selling, General and Administrative	1,599		2,184	2,800		3,395
Total Expenses	3,623		3,880	6,321		6,696
	52.2%		64.2%	47.1%		57.0%

Loss from operations	(1,746)		(1,650)	(1,687)		(2,315)
Interest (net of interest income)	(40)		(60)	(69)		(116)
Gain (loss) on change in fair value of derivative liabilities	1,454		37	(8,145)		3
Pre-Tax loss	(332)		(1,673)	(9,901)		(2,428)
Benefit for income tax	583		554	545		899
Net Income/(loss)	251		(1,119)	(9,356)		(1,529)
Accretion on convertible preferred stock	(222)		-	(426)		-
Net Income/(loss) attributable to common shareholders (Note 3)	29		(1,119)	(9,782)		(1,529)

Income (loss) per share
Basic	$0.00		($0.06)	($0.55)		($0.09)
Diluted	$ (0.07)		($0.06)	($0.55)		($0.09)

Weighted average number of shares outstanding - basic	17,717		17,669	17,667		17,660

Weighted average number of shares outstanding - diluted	21,176	(Note 1)	17,669	17,667	(Note 2)	17,660

(Note 1) For the three months ended June 30, 2014, options and warrants to purchase shares of common stock were included in the computation of diluted earnings per share because their effects were dilutive, while the conversion of Series A Preferred Stock into 3,500,000 shares of common stock were excluded from the computation of diluted earnings per share as the effect is anti-dilutive.

(Note 2) For the six months ended June 30, 2014, options and warrants to purchase shares of common stock and Series A Preferred Stock were excluded in the computation of diluted earnings per share because their effects were anti-dilutive.

(Note 3) Amounts reflected in the presentation of calculations may be impacted by rounding.

Bovie Medical Corporation
Condensed Consolidated Balance Sheets
June 30, 2014 and December 31, 2013
(in thousands)

ASSETS	6/30/2014	12/31/2013
	(unaudited)
Current assets:
Cash and cash equivalents	$5,575	$7,924
Restricted cash	898	-
Trade accounts receivable, net	2,617	1,990
Inventories, net	6,922	8,415
Current portion of deposits	1,235	948
Prepaid expenses	857	545
Total current assets	18,104	19,822

Property and equipment, net	6,863	7,063

Other assets:
Brand Name/Trademark	1,510	1,510
Purchased Technology (net)	485	575
Deferred tax Asset	3,961	3,412
Deposits, net of current portion	69	120
Other assets	607	674

Total Assets (Note 1)	$31,599	$33,176

(Note 1) Amounts reflected in the presentation of calculations may be impacted by rounding.

Bovie Medical Corporation
Condensed Consolidated Balance Sheets
June 30, 2014 and December 31, 2013
(in thousands)

	6/30/2014	12/31/2013
Liabilities and Stockholders Equity	(unaudited)

Current Liabilities:
Accounts payable	$1,031	$1,060
Accrued expenses and other liabilities	1,254	1,766
Customer deposits	15	15
Total current liabilities	2,299	2,840

Other Liabilities:
Notes payable	3,532	3,257
Derivative liability	13,473	5,749
Total other liabilities	17,005	9,006

Total Liabilities	19,304	11,846

Series A, 6% convertible preferred stock (par value $.001; 3,500,000 shares authorized and issued)	2,684	2,259

Stockholders equity:
Common Stock (par value $.001 40,000,000 shares authorized)	18	18
Additional paid in capital	29,009	28,688
Accumulated deficit	(19,416)	(9,634)
Total stockholders equity	9,611	19,071

Total Liabilities and stockholder's equity (Note 1)	$31,599	$33,176

(Note 1) Amounts reflected in the presentation of calculations may be impacted by rounding.

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
( in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2014	2013	2014	2013

Net income/(loss) (GAAP basis)	$251	$(1,119)	$(9,356)	$(1,529)
Accretion on convertible preferred stock	(222)		(426)
Net income/(loss) attributable to common shareholders	$29	$(1,119)	$(9,782)	$(1,529)
Net income/(loss) per share - basic (GAAP basis)	$0.00	$(0.06)	$(0.55)	$(0.09)
Net income/(loss) per share - diluted (GAAP basis)	$(0.07)	$(0.06)	$(0.55)	$(0.09)

Other non-GAAP adjustments:
(Gain)/ loss on change in fair value of derivative liabilities	$(1,454)	$(37)	$8,145	$(3)
Increase in inventory E&O reserve	843		843
CFO transition costs	340		340
Other administrative expenses	43		43
Accretion on convertible preferred stock	222	$-	426	$-
Legal settlement	0	$1,041	0	$1,041
Tax impact on non-GAAP adjustments	(483)	(345)	(551)	(345)
Adjusted non-GAAP net (loss)	$(460)	$(460)	$(536)	$(836)

Income/(loss) per share - basic on: (Note 1)
Gain on change in fair value of derivative liabilities	(0.08)	0.00	0.46	0.00
Increase in inventory E&O reserve	0.05	0.00	0.05	0.00
Executive management transition costs	0.02	0.00	0.02	0.00
Other expenses	0.00	0.00	0.00	0.00
Accretion on convertible preferred stock	0.01	0.00	0.02	0.00
Legal settlement	0.00	0.06	0.00	0.06
Tax impact on non-GAAP adjustments	(0.03)	(0.02)	(0.03)	(0.02)

Adjusted non-GAAP net income/(loss) per share - basic and diluted (Note 1)	$(0.03)	$(0.03)	$(0.03)	$(0.05)

Weighted average number of shares outstanding - basic and diluted (Note 2)	17,717	17,669	17,667	17,660

(Note 1) Amounts reflected in the presentation of EPS calculations may be impacted by rounding.
(Note 2) For the three and six months ended June 30, 2014 and 2013, respectively, gains, losses and accretion were excluded from the adjusted non-GAAP net income/(loss) as were the respective diluted shares associated with those instruments for purposes of the EPS calculation.